Exhibit 10.1

Quicksilver Resources Inc.
2006 Executive Bonus Program

Section 1. Eligibility: This 2006 Executive Bonus Program (the "Program") provides for awards of incentive bonuses to executives of the Company. Only executives designated by the Compensation Committee are eligible to participate in the Program. The Compensation Committee is authorized to establish the criteria for determining bonuses under the Program, including performance measures and target incentive amounts.

The portion of an incentive bonus awarded pursuant to the Program to an executive who is designated as a "Covered Employee" by the Compensation Committee that exceeds 25% of the executive's Target Incentive (i.e., the portion awarded for a Quantitative Performance Measure meeting or exceeding 80% of Budget ) is intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and is granted under the Company's 2006 Equity Plan (the "Equity Plan"), is subject to the terms and conditions thereof and is subject to stockholder approval of the Equity Plan. The portion of any bonus awarded to a Covered Employee that does not exceed 25% of the executive's Target Incentive (i.e., the portion that would be awarded if a Quantitative Performance Measure did not meet 80% of Budget) and all bonuses awarded to other executives under this Program are not intended to qualify as performance-based compensation, are not made pursuant to the Equity Plan and are not subject to stockholder approval.

Except as provided below, in order to receive a bonus under the Program, an executive must be an active, full-time employee on the last business day of the Plan Year. The incentive bonus of a newly hired or promoted executive will be pro-rated based on the number of calendar days in the Plan Year that he or she participates in the Program.

If an eligible executive dies or becomes disabled and unable to work during the Plan Year, an award, pro-rated based on the number of calendar days in the Plan Year that he or she participated in the Program before his or her death or disability, will be paid to the executive or his or her beneficiary at the same time and in the same manner as awards for the Plan Year are paid to other executives. The executive's beneficiary under the Program will be the beneficiary designated for the executive's group life insurance plan. If no such beneficiary has been designated, the award will be paid to the executive's estate.

Section 2. Definitions:

Cash Flow from Operations: The Company's cash flow from operations for the year ended December 31, 2006, as determined in accordance with generally accepted accounting principles.

Earnings Per Share or EPS: The Company's fully diluted Earnings Per Share as set forth in the Company's Consolidated Statement of Earnings for 2006, as determined in accordance with generally accepted accounting principles.

Plan Year: January 1, 2006 through December 31, 2006.

Production Growth Rate: The annual rate of growth in the Company's production for the year ended December 31, 2006.

Qualitative Performance Measures: Those objective and subjective factors which the Compensation Committee may, in its discretion, consider in determining each eligible executive's award. Qualitative Performance Measures may include such factors as the Chief Executive Officer's recommendation with respect to an executive's potential award, the Board of Directors' recommendation with respect to the Chief Executive Officer's potential award, and such other factors as the Compensation Committee may elect to consider in its discretion.

Quantitative Performance Goals: Performance goals based on Quantitative Performance Measures, as set forth in Table 1.

Quantitative Performance Measures: Cash Flow from Operations, Earnings Per Share, Production and Reserve Growth.

Reserve Growth: The annual percentage increase in additions of proven reserves, net of revision, for the Plan Year.

Target Incentive: Each eligible executive is assigned a Target Incentive by the Committee that is a function of his or her position and base salary, which represents the unadjusted bonus the executive would earn if all applicable performance goals for the Plan Year are achieved.

Weighting Factor: The weighting percentage assigned to each Quantitative Performance Measure, as set forth in Table 1.

Section 3. Performance Goals and Calculation of Awards: With respect to each Quantitative Performance Measure, an executive's Target Incentive is multiplied by the "Percent Target Awarded" value corresponding to the actual performance result as set forth in Table 1 for that Quantitative Performance Measure and further multiplied by the Weighting Factor applicable to that Quantitative Performance Measure. The resulting products for each Quantitative Performance Measure are then summed to obtain an executive's potential award. The Compensation Committee may, in its discretion, adjust an executive's potential award based on consideration of Qualitative Performance Measures; provided, however, that with respect to an award to a Covered Employee, such discretion may be used only to reduce or eliminate such award. In no event will the reduction of any executive's potential award have the effect of increasing an award payable to a Covered Employee under this Program. The Compensation Committee's exercise of discretion to make adjustments in awards and performance measures with respect to Covered Employees is limited as specifically provided in the Equity Plan.

Section 4. Approval and Payment of Awards: Upon completion of the annual audit by the Company's independent auditors of the results of the Company's operations for the fiscal year ending December 31, 2006, the Compensation Committee will, in writing, certify to what extent the performance goals for the Plan Year were met and determine the award payable to each eligible executive. Payment of awards will be made in a lump sum payment in cash, and will be made no later than two and one-half months after the end of the Plan Year. The Company may deduct from any award such amounts as may be required to be withheld under any federal, state or local tax laws. It is the Company's intention that any bonus awarded under the Program will not constitute a deferral of compensation within the meaning of Section 409A of the Code.

Section 5. No Contract: The Program is not and will not be construed as an employment contract or as a promise or contract to pay awards to Participants or their beneficiaries. The Program will be approved by the Compensation Committee and may be amended from time to time by the Compensation Committee without notice. No participant or beneficiary may sell, assign, transfer, discount or pledge as collateral for a loan, or otherwise anticipate any right to payment of an award under this Program.

Section 6. Administration of the Program. The Compensation Committee has the full authority and discretion to administer the Program and to take any action that is necessary or advisable in connection with the administration of the Program, including without limitation the authority and discretion to interpret and construe any provision of the Program or of any agreement, notification or document evidencing an award of an incentive bonus. The interpretation and construction by the Compensation Committee of any such provision and any determination by the Compensation Committee pursuant to any provision of the Program or of any such agreement, notification or document will be final and conclusive. No member of the Compensation Committee will be liable for any such action or determination made in good faith.

Table 1

Quicksilver Resources Inc.
2006 Executive Bonus Program

I. Quantitative Performance Measures and Weighting Factors
Performance Measure	Weighting Factor

Earnings Per Share (EPS)	20%
Cash Flow from Operations	20%
Production Growth Rate	35%
Reserve Growth	25%

II. Determination of Targets Attained
Actual Performance	Percent Target Awarded
120% of Budget or greater	200%
100% of Budget but less than 120% of Budget	100%
80% of Budget but less than 100% of Budget	50%
Less than 80% of Budget	25% [1,2]

"Budget" represents (i) with respect to Earnings Per Share and Cash Flow from Operations, the applicable performance measure budgeted for 2006 in the Company's 2006 Budget (the "2006 Budget") approved by the Board of Directors on January 30, 2006, (ii) with respect to Production Growth Rate, the annualized rate of growth in production reflected in the 2006 Budget, and (iii) with respect to Reserve Growth, the performance goal established by the Compensation Committee for purposes of the Program on March 31, 2006.

The Quantitative Performance Goals for 2006 will be calculated so as to exclude the effects of any extraordinary or nonrecurring events (including any material restructuring charges, financial or otherwise), or any changes in accounting principles, acquisitions or divestitures, and may be adjusted as otherwise permitted by the Equity Plan, provided that, in the case of a Covered Employee, no such adjustment will be made if the effect of such adjustment would cause the related compensation to fail to qualify as "performance-based compensation."

1 The Percent Target Awarded for Actual Performance less than 80% of Budget may be any percent from 0-25%, at the discretion of the Compensation Committee.

2 Bonuses paid to Covered Employees in amounts up to the floor percentage of 25% of Target Incentive are not intended to qualify as performance-based compensation. Only the portion of a bonus in excess of 25% of a Covered Employee's Target Incentive is intended to qualify as performance-based compensation.